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                                                                   Exhibit 10.43



                                PROMISSORY NOTE

Santa Maria, California                               Principal Amount: $25,000
                                                                 March 14, 1999


FOR VALUE RECEIVED Golf One Industries, Inc., a Delaware corporation, having an address of 2811 Airpark Drive, Santa Maria, California 93455 ("BORROWER"), unconditionally promises to pay to Michael Freilich, a California resident, or registered assigns, ("LENDER") Twenty Five Thousand Dollars ($25,000) together with interest thereon at a rate of 15% per annum from the date hereof. This
Note is issued pursuant to an investment in a $25,000 unit purchase.

1. Payments; Maturity Date. The principal and interest of this Note shall be payable 120 days from the date of execution (the "MATURITY DATE"). All payments shall be sent to Lender's address as set forth in the Loan Agreement, or such address as later specified by Lender or any successor in writing to Borrower.

2. Shares. The Lender shall receive Five Thousand (5,000) shares of Common Stock of Borrower.

3. Application of Payment. All payments made under this Note shall be applied first against payment of interest accrued to the date of any payment and then against principal due.


                                             BORROWER:
                                             Golf One Industries, Inc.


                                             By: /s/  A.J. CERVANTES
                                                 -----------------------------
                                                 A.J. Cervantes, President